Exhibit (p)(15)
•	Table of contents

•	Chairman’s Letter

•	Introduction

•

•	Purpose of the Policy

•	Policy Administration
o	Your Compliance is Required

o	Getting Help

o	Classification of Employees
■	Investment Employee
o	Classification of Employees — continued
■

■	Insider Risk Employee
■	Other Employee
o	General Standards of Conduct

o	General Standards of Conduct — continued

o	General Standards of Conduct — continued

o	General Standards of Conduct — continued

o	General Standards of Conduct — continued

o	Mellon Restricted Stock
■	General Standards of Conduct — continued

■	General Standards of Conduct — continued

■

■	Additional Rules for ADM and Investment Employees

■	Additional Rules for ADM and Investment Employees — continued

■	Additional Rules for ADM and Investment Employees — continued

■	Additional Rules for ADM and Investment Employees — continued

■	Additional Rules for ADM and Investment Employees — continued

■	Additional Rules for ADM and Investment Employees — continued

■	Additional Rules for ADM and Investment Employees — continued

■	Additional Rules for Insider Risk Employees
o	Credit or Advisory Relationship – If an employee is involved in a credit decision (granting, renewing, modifying or denying) or acting as an adviser to a company with respect to the company’s own securities, he or she may not buy, hold or trade securities of that company without the prior permission of the Ethics Office. In addition, lending employees who have assigned responsibilities in a specific industry group are not permitted to trade securities in that industry. This prohibition does not apply to transactions in open-end mutual funds.
■	Additional Rules for Insider Risk Employees — continued
■	Additional Rules for Insider Risk Employees — continued

■	Additional Rules for Other Employees
o

o	Credit or Advisory Relationship

o	If an employee is involved in a credit decision (granting, renewing, modifying or denying) or acting as an adviser to a company with respect to the company’s own securities, he or she may not buy, hold or trade securities of that company without the prior permission of the Ethics Office. In addition, lending employees who have assigned responsibilities in a specific industry group are not permitted to trade securities in that industry. This prohibition does not apply to transactions in open-end mutual funds.
■	Supplemental Information
■	Supplemental Information — continued

■	Glossary Definitions

■	Glossary Definitions — continued

■	Glossary Definitions — continued

■	Glossary Definitions — continued

■	Glossary Definitions — continued

■	Glossary Definitions — continued
Personal Securities Trading Policy
November 2006

Table of contents

Topic	Page(s)
Chairman’s Letter	1
Introduction	2
Your Compliance is Required	3
Getting Help	4
Classification of Employees	5-6
General Standards of Conduct	7-13
Your Responsibility	7
Customer Interests	7
Fiduciary Duties	7
Protecting Material Nonpublic Information and Compliance with Securities Laws	7-9
Dealing in Funds	9
When You Trade in Mellon Securities	10-11
General Restrictions	10
Mellon 401(k) Plan	10
Mellon Employee Stock Options	11
Mellon Employee Stock Purchase Plan (ESPP)	11
Mellon Restricted Stock	11
When You Trade in Non-Mellon Securities	12-13
General Restrictions	12
Initial Public Offerings	12
Private Placements	13
Additional Rules for ADM and Investment Employees	14-20
Summary of Requirements	14
Report Securities Accounts and Holdings, including Proprietary Funds	15
Report Transactions and Update Holdings on a Quarterly Basis	16
Obtain Preclearance Prior to Initiating a Transaction	16-17
Avoid Short-Term Trading	18
Additional Requirements for ADM Employees	18-20
Special Purpose ADM Quarterly Securities Report	18
Contemporaneous Disclosures	18-19
Restrictions for ADMs who are Portfolio Managers (“7 Day Blackout Period”)	19
Requirements for ADMs who are MCADMs (Transactions & Holdings in Micro-Cap Securities)	20
Additional Rules for Insider Risk Employees	21-23
Summary of Requirements	21
Report Securities Accounts, Holdings and Transactions	21-22
Update Securities Holdings	22
Obtain Preclearance Prior to Initiating a Securities Transaction	23
Additional Rules for Other Employees	24
Dealing in Mellon securities (outside of Mellon employee benefit programs)	24
Credit or Advisory Relationship	24
Reporting Securities Holdings and Transactions	24
Supplemental Information	25-26
Employees’ Financial Information	25
Restricted List	25
Standards For Preclearance of De Minimis Transactions	25-26
Glossary Definitions	27-32

Chairman’s Letter
Dear Fellow Employee:
The highest standards of ethical business practices and unwavering loyalty to our customers have been the cornerstones of our culture since Mellon was founded in 1869. Our Shared Values – Integrity, Teamwork and Excellence – are our guiding principles and underscore our commitment to conduct Mellon’s business honorably at all times.
We have many opportunities to grow and strengthen our company. But we must deal effectively with the inherent risk that comes with managing an expanding complex global operation. Building a reputation of integrity takes the hard work of many people over many years. But reputations are fragile and can be damaged by just one person making a poor decision. So every Mellon employee must accept personal responsibility for our good reputation and work each day to maintain it.
One area of particular importance is the continued emphasis Mellon places on ensuring that our personal investments are free from conflicts of interest and in full compliance with the laws and regulations of all jurisdictions in which Mellon does business.
Mellon’s leading role in the investment industry carries with it special responsibilities for each of us to preserve the integrity and credibility of that industry. To respond to regulations and satisfy our desire to demonstrate our commitment to the highest ethical business standards, the Personal Securities Trading Policy has been revised. Most significantly, two separate editions of the Policy – which addressed different groups of employees based on job function – have been simplified into one consolidated version that will better serve your needs through improved readability.
I urge you to take the time to fully understand the policy and consult it whenever you are unsure about appropriate activity regarding your investments. We are all responsible for following the procedures and respecting the limitations placed on our personal investments as described in the Personal Securities Trading Policy.
Sincerely,
Bob Kelly
Chairman, President and Chief Executive Officer

Introduction
Purpose of the Policy
The Personal Securities Trading Policy (the “Policy”) is designed to reinforce Mellon Financial Corporation’s (“Mellon’s”) reputation for integrity by avoiding even the appearance of impropriety in the conduct of Mellon’s business. The Policy sets forth procedures and limitations which govern the personal securities transactions of every Mellon employee.
Mellon and its employees are subject to certain laws and regulations governing personal securities trading, including the securities laws of various jurisdictions. Mellon expects its employees to adhere to such laws and has developed this Policy to promote the highest standards of behavior and ensure compliance with applicable laws.
Policy Administration
The Policy is developed, interpreted, and administered by the Ethics Office. Amendments or waivers may only be granted at the discretion of the Manager of the Ethics Office. Any waiver or exemption will be official only if evidenced in writing. All waivers or exemptions will be maintained in the Ethics Office. Mellon has formed an Investment Ethics Council (IEC), which is composed of investment, legal, risk management, compliance and ethics representatives of Mellon and its affiliates. The IEC will provide interpretive guidance to the Ethics Office and will specifically oversee the personal trading activities of employees designated as Access Decision Makers (ADMs). The IEC will meet periodically to consider issues related to personal securities trading and investment activity by ADMs.
General Covered Activities
All employees of Mellon and subsidiaries more than 50% owned by Mellon are subject to this Policy. This includes all full-time, part-time, benefited and non-benefited, exempt and non-exempt employees. The Policy’s applicability to consultants and contract or temporary employees (including interns) will be determined on a case-by-case basis (see section titled “Classification of Employees – Consultants, Independent Contractors and Temporary Employees” for a more detailed discussion).
The provisions of the Policy have worldwide applicability and cover trading in any part of the world. Employees are also subject to applicable laws of jurisdictions in those countries in which they conduct business. To the extent any particular portion of the Policy is inconsistent with, or in particular less restrictive than such laws, employees should consult the General Counsel or the Manager of the Ethics Office.
This Policy covers the personal trading activities of all employees in their own accounts and in accounts in which they have indirect ownership. Employees are reminded that various securities laws attribute ownership to anyone who has the opportunity, directly or indirectly, to share in any profits from a transaction in those securities. This means employees will be held to full compliance for trading that occurs in accounts not owned directly by the employee, but deemed to be indirectly owned.
While employees should consult the Glossary for a complete definition of the terms “security” and “indirect ownership”, in general they mean:
•	security – any investment that represents an ownership stake or debt stake in a company or government. While the Policy provides for exemptions for certain securities, all securities are covered unless expressly exempt from reporting or preclearance.

•	indirect ownership – you are presumed to have indirect ownership of accounts held by members of your family with whom you share a household. This includes your spouse, your children, and any other family member in your home. Generally, you are deemed to be the indirect owner of securities if you have the opportunity to directly or indirectly share, at any time, in profits derived from transactions in such securities. Employees are strongly urged to carefully review the definition of indirect ownership in the Glossary as securities held in trusts and partnerships may be covered by this Policy.

Your Compliance is Required
Employees should be aware that they may be held personally liable for any improper or illegal acts committed during the course of their employment and that “ignorance of the law” is not a defense. Employees may be subject to civil penalties such as fines, regulatory sanctions including suspensions, as well as criminal penalties.
Employees must read the Policy and must comply with it – in this regard, employees should comply with the spirit of the Policy as well as the strict letter of its provisions. Failure to comply with the Policy may result in the imposition of serious sanctions, including, but not limited to, disgorgement of profits, cancellation of trades, selling of positions, dismissal, substantial personal liability and referral to law enforcement agencies or other regulatory agencies.
Employees must also comply with Mellon’s Code of Conduct, which addresses compliance with laws, conflicts of interest, respecting confidential information and other ethical issues.
Mellon will provide all employees with copies of the Policy and all amendments. This may be through on-line access. Periodically, you may be required to acknowledge your receipt of the Policy and any amendments. This may be through on-line certification.

Getting Help
Mellon wants to hear from you. If you have a question about the Policy, Code of Conduct or related Corporate Policies, or if you want to report a concern regarding ethical business conduct, please contact Mellon’s Ethics Office. Known violations of the Policy must be reported and either the Mellon Ethics Help Line or the Ethics Point® Report Line may be used for this purpose. Below is the relevant contact information.
Mellon’s Ethics Help Line — This line is answered by Ethics Office staff and contacts may be anonymous. You can reach the Ethics Help Line by:
Telephone:
•	Asia (except Japan): 001-800-710-63562

•	Australia: 0011-800-710-63562

•	Brazil: 0800-891-3813

•	Europe: 00-800-710-63562

•	Japan: appropriate international access code + 800-710-63562 (Access codes are: 0061010, 001010, 0041010 or 0033010)

•	United States and Canada: 1-888-MELLON2 (1-888-635-5662)

•	All other locations: call collect to 412-236-7519
Email: ethics@mellon.com Mail: Mellon’s Ethics Office P.O. Box 535026 Pittsburgh, PA 15253-5026 – USA
EthicsPoint® Report Line — If you are uncomfortable contacting Mellon directly, you can contact EthicsPoint®, an independent hotline provider as an alternative channel to raise your concerns. All contacts may be anonymous. You can reach the EthicsPoint® Report Line by:
Telephone: Dial the AT&T Direct Access Number noted below assigned to your carrier (if one is needed). Then, at the voice prompt or AT&T Operator request, enter the toll free EthicsPoint® Report Line number. There is no need to dial a “1” before the toll-free number outside the US and Canada.
EthicsPoint® Report Line number: 866-294-4696
AT&T Direct Access Numbers:
•	Australia: (carrier: Telstra) 1-800-881-011; (carrier: Optus) 1-800-551-155

•	Brazil: 0-800-890-0288

•	Canada: No Direct Access Code needed

•	Hong Kong: (carrier: Hong Kong Telephone) 800-96-1111; (carrier: New World Telephone) ###-##-####

•	India: 000-117

•	Ireland: 1-800-550-000; (Universal International Freephone Number) 00-800-222-55288

•	Japan: (carrier: IDC) 00 665-5111; (carrier: JT) 00 441-1111; (carrier: KDDI) 00 539-111

•	Singapore: (carrier: Sing Tel) 800-011-1111; (carrier: StarHub) 800-001-0001

•	United Kingdom: (carrier: British Telecom) 0-800-89-0011; (carrier: C&W) 0-500-89-0011; (carrier: NTL)0-800-013-0011

•	United States: No Direct Access Code needed
Web:
•	File a Report online using the EthicsPoint® Report Line (this web page is hosted on EthicsPoint®’s secure servers and is not part of the Mellon web site or intranet).

•	Visit EthicsPoint® at http://www.ethicspoint.com
Mail: EthicsPoint®, Inc, 13221 SW 68th Parkway, Suite 120 Portland, OR 97223 USA

Classification of Employees
The Policy imposes different requirements and limitations on employees based on the nature of their activities for Mellon, therefore, each employee will be assigned a classification. Classification assignments are the responsibility of line of business compliance and management, in consultation with the Ethics Office. Employees will be designated into one of the following classifications:
•	Access Decision Maker

•	Investment Employee

•	Insider Risk Employee

•	Other Employee
It is the responsibility of each manager to communicate an employee’s classification and an employee’s obligation to confirm their classification with their manager, Compliance Officer or the Ethics Office.
Access Decision Maker (ADM) and Micro-Cap Access Decision Maker (MCADM)
Generally, employees are considered ADMs if they are Portfolio Managers or Research Analysts and make recommendations or decisions regarding the purchase or sale of equity, convertible debt, and non-investment grade debt securities for mutual funds and other managed accounts. The IEC must designate all persons classified as ADMs. The following employees are generally not ADMs:
•	Traders

•	Portfolio Managers of funds which are limited to replicating an index
Micro-Cap ADMs (MCADMs) — MCADMs are a subset of ADMs who make recommendations or decisions regarding the purchase or sale of any security of an issuer with a low common equity market capitalization. The following market capitalization thresholds should be followed when determining whether or not an ADM should be considered a MCADM:
•	United States — market capitalization is equal to or less than $250 million

•	United Kingdom — market capitalization is equal to or less than £150 million

•	Japan — market capitalization is equal to or less than ¥20 billion

•	Brazil – market capitalization is equal to or less than R$10 million
Investment Employee
You are considered to be an Investment Employee if, in the normal conduct of your job responsibilities, you have access (or are likely to be perceived to have access) to nonpublic information regarding any advisory client’s purchase or sale of securities or nonpublic information regarding the portfolio holdings of any Proprietary Fund, or are involved in making securities recommendations to advisory clients or have access to such recommendations before they are public.
This will typically include employees in the Asset Management business, such as:
•	certain employees in fiduciary securities sales and trading, investment management and advisory services, investment research and various trust or fiduciary functions; an employee of a Mellon entity regulated by certain investment company laws. Examples are:
-	in the US, includes employees who are “advisory persons” or “access persons” under Rule 17j-1 of the Investment Company Act of 1940 or “access persons” under Rule 204A-1 of the Investment Advisers Act of 1940

-	in the UK, includes employees in companies undertaking specified activities under the Financial Services and Markets Act 2000 (Regulated Activities), Order 2001 and therefore regulated by the Financial Services Authority
•	any member of Mellon’s Senior Management Committee who, as part of his/her usual duties, has management responsibility for fiduciary activities or routinely has access to information about advisory customers’ securities transactions.

Classification of Employees — continued
Insider Risk Employee
You are considered to be an Insider Risk Employee if, in the normal conduct of your job responsibilities, you are likely to receive or be perceived to possess or receive, material nonpublic information concerning Mellon’s customers. This will typically include selected employees in Payment Solutions & Investor Services, Treasury Services and Institutional Banking. It also includes selected members of Shared Services Departments, and all members of the Senior Management Committee who are not otherwise classified as Investment Employees.
Other Employee
You are considered to be an Other Employee if you are an employee of Mellon or any of its direct or indirect subsidiaries who is not an Insider Risk Employee, Investment Employee, or an ADM.
Consultants, Independent Contractors and Temporary Employees
Managers should inform consultants, independent contractors and temporary employees of the general provisions of the Policy (such as the prohibition on trading while in possession of material nonpublic information). Whether or not a consultant, independent contractor or temporary employee will be required to preclear trades or report their personal securities holdings will be determined on a case-by-case basis. If one of these persons would be considered an Insider Risk Employee, Investment Employee or Access Decision Maker if he/she were a Mellon employee, the person’s manager should advise the Ethics Office and the Compliance Officer who will determine whether such individual should be subject to the preclearance and reporting requirements of the Policy.

General Standards of Conduct
The General Standards of Conduct below apply to all employees of Mellon. In addition to these standards, employees must refer to the specific section for their classification under this Policy and follow those additional requirements.
Your Responsibility
Every employee must follow the General Standards of Conduct set forth in this Policy or risk serious sanctions, including dismissal. If you have any questions about these standards, you should consult the Ethics Office or your Compliance Officer. Interpretive issues that arise under these standards shall be decided by, and are subject to the discretion of, the Manager of the Ethics Office.
Customer Interests
No employee may engage in or recommend any securities transaction that places, or appears to place, his or her own interests above those of any customer to whom financial services are rendered, including mutual funds and managed accounts, or above the interests of Mellon and its customers. Trading for customers and Mellon accounts should always take precedence over employees’ transactions for their own or related accounts.
Fiduciary Duties
Mellon and its employees owe fiduciary duties to certain clients. Every employee must be mindful of these fiduciary duties, must use his or her best efforts to fulfill them and must promptly report to the Ethics Office and their Compliance Officer any failure by any Mellon employee to fulfill them.
Protecting Material Nonpublic Information and Compliance with Securities Laws
In carrying out their job responsibilities, employees must, at a minimum, comply with all applicable legal requirements, including applicable securities laws. As an employee you may receive information about Mellon, its customers and other parties that, for various reasons, should be treated as confidential. All employees are expected to strictly comply with measures necessary to preserve the confidentiality of information. Employees should refer to the Mellon Code of Conduct for additional guidance.
Employees are not permitted to divulge the current portfolio positions, pending changes of a portfolio manager, current or anticipated portfolio transactions, or programs or studies, of Mellon or any Mellon customer to anyone unless it is properly within their job responsibilities to do so.
Protecting Material Nonpublic Information
No employee may engage in or recommend a securities transaction, for his or her own benefit or for the benefit of others, including Mellon or its customers, while in possession of material nonpublic information regarding such securities or the issuer of such securities. No employee may pass material nonpublic information to others unless it is properly within his or her job responsibilities to do so. These prohibitions remain in effect until the information has become public.
Mellon’s Policy on Material Nonpublic Information
General Policy – securities laws generally prohibit the trading of securities while in possession of “material nonpublic” information regarding the issuer of those securities (insider trading). Any person who passes along material nonpublic information upon which a trade is based (tipping) may also be liable. Employees who possess material nonpublic information about an issuer of securities (whether that issuer is Mellon, another Mellon entity, a Mellon customer or supplier, any fund or other issuer) may not trade in that issuer’s securities, either for their own accounts or for any account over which they exercise investment discretion. Following are guidelines to determine when information is nonpublic or material.

General Standards of Conduct — continued
Mellon’s Policy on Material Nonpublic Information — continued
Nonpublic – information about an issuer is “nonpublic” if it is not generally available to the investing public. Information received under circumstances indicating that it is not yet in general circulation and which may be attributable, directly or indirectly, to the issuer or its insiders is likely to be deemed nonpublic information. Most companies announce material information through a press release, a regulatory filing, and/or a posting on the company’s website. So, if you have determined the information to be material but there is no announcement of it in any of these sources, it is likely to be non-public.
Material Information – information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, sell or hold securities. Obviously, information that would affect the market price of a security (price sensitive information) would be material. Examples of information that might be material include:
•	proposals/agreements for a merger, acquisition or divestiture, or sale/purchase of substantial assets

•	tender offers (for both the party making the offer as well as for the issuer for which the offer is made)

•	extraordinary dividend declarations or changes in the dividend rate

•	extraordinary borrowings or liquidity problems

•	defaults under agreements or actions by creditors, customers or suppliers relating to a company’s credit standing

•	earnings and other financial information, such as significant restatements, large or unusual write-offs, write-downs, profits or losses

•	pending discoveries or developments, such as new products, sources of materials, patents, processes, inventions or discoveries of mineral deposits

•	proposals/agreements concerning a financial restructuring

•	proposals to issue/redeem securities, or a development with respect to a pending issuance or redemption of securities

•	significant expansion or contraction of operations

•	information about major contracts or increases/decreases in orders

•	the institution of, or a development in, litigation or a regulatory proceeding

•	developments regarding a company’s senior management

•	information about a company received from a director of that company

•	information regarding possible noncompliance with environmental protection laws

•	information that is inconsistent with published information, such as regulatory reports or press releases

•	extraordinary shareholder proposals

•	information regarding major labor developments, including collective bargaining agreements

•	developments regarding pension plans or other employee benefit plans

•	a change in a fund’s investment objective, investment adviser, sub adviser, or portfolio manager (unless the portfolio manager is for a money market fund, an index fund or a model-driven fund)
The list above is not exhaustive. All relevant circumstances must be considered when determining whether an item of information is material. Employees should always err on the side of caution and consider information material or nonpublic when there is doubt. Questions on material nonpublic information, or specific information that might be subject to it, should be referred to the General Counsel’s Office.

General Standards of Conduct — continued
Mellon’s Policy on Material Nonpublic Information — continued
Fact vs. Opinion – generally, only facts can constitute material nonpublic information. Rumors, speculation and opinions cannot. However, opinions can constitute material nonpublic information if (i) they are based upon material nonpublic information (such as Mellon’s internal credit ratings) or (ii) the opinion itself can move the market price of the issuer’s securities (such as a devastating Wall Street Journal article that has not yet been published).
Consultants, Contractors and Temporary Workers – employees managing the work of consultants, contractors and temporary employees who have access to the types of confidential information described in the Policy are responsible for ensuring that consultants and temporary employees are aware of Mellon’s policy and the consequences of noncompliance.
Restrictions on the Flow of Information Within Mellon (“The Securities Fire Wall”) General Policy - as a diversified financial services organization, Mellon faces unique challenges in complying with the prohibitions on insider trading and tipping of material nonpublic information and misuse of confidential information. This is because one Mellon unit might have material nonpublic information about an issuer while other Mellon units may have a desire, or even a fiduciary duty, to buy or sell that issuer’s securities or recommend such purchases or sales to customers.
To engage in such broad-ranging financial services activities without violating laws or breaching Mellon’s fiduciary duties, Mellon has established a “Securities Fire Wall” policy applicable to all employees. The “Securities Fire Wall” separates the Mellon units or individuals that are likely to receive material nonpublic information (potential Insider Risk functions) from the Mellon units or individuals that either trade in securities, for Mellon’s account or for the accounts of others, or provide investment advice (Investment functions). The Securities Fire Wall policy also requires any employee who believes he or she may have received potential material nonpublic information to immediately contact a Firewall Officer before doing anything else (i.e. before telling anyone else the information or acting upon it in any way). Employees should refer to CPP 903-2(C) Securities Fire Walls for additional details.
Special Caution For Employees Who Have Investment Responsibilities: Care should be taken to avoid receiving material nonpublic information, as doing so could create severe limitations on your ability to carry out your responsibilities to Mellon’s fiduciary customers.
Dealing in Funds
Mellon’s role as an adviser and servicer to investment funds imposes upon it special duties to preserve the integrity and credibility of the fund industry. Employees should not knowingly participate in or facilitate late trading, market timing or any other activity with respect to any fund in violation of applicable law or the provisions of the fund’s disclosure documents. These restrictions include funds held within employee benefit plans (such as 401(k)) and other types of accounts established for retirement purposes.
Reminder: Employees classified as ADMs and Investment Employees have further restrictions when dealing in Proprietary Funds (see specific rules for these classifications).

General Standards of Conduct — continued
When You Trade in Mellon Securities
General Restrictions
All employees who trade in Mellon securities should be aware of their unique responsibilities as an employee of Mellon and should be sensitive to even the appearance of impropriety. The following restrictions apply to all transactions in Mellon’s publicly traded securities owned both directly and indirectly. These restrictions are to be followed in addition to any restrictions that apply to particular senior officers or directors of Mellon such as restrictions under Section 16 of the Securities Exchange Act of 1934.
•	Short Sales – short sales of Mellon securities by employees are prohibited.

•	Short-Term Trading – employees are prohibited from purchasing and selling, or from selling and purchasing, Mellon securities within any 60 calendar day period. NOTE: In addition to any other sanctions, employees classified as Investment or ADM employees will be required to disgorge any profits realized on such short-term trades in accordance with procedures established by senior management.

•	Margin Transactions - purchases on margin of Mellon’s publicly traded securities by employees is prohibited. Margining Mellon securities in connection with a cashless exercise of an employee stock option through the Human Resources Department is exempt from this restriction. Further, Mellon securities may be used to collateralize loans for non-securities purposes or for the acquisition of securities other than those issued by Mellon.

•	Option Transactions - option transactions involving Mellon’s publicly traded securities are prohibited. Transactions under Mellon’s Long-Term Incentive Plan or other employee option plans are exempt from this restriction.

•	Major Mellon Events – employees who have knowledge of major Mellon events that have not yet been announced are prohibited from buying or selling Mellon’s publicly traded securities before such public announcements, even if the employee believes the event does not constitute material nonpublic information.
Mellon 401(k) Plan
Actions regarding your interest in Mellon Stock under the Mellon 401(k) Plan are treated as follows:
Elections regarding future contributions to Mellon Stock are not deemed to be transactions in Mellon Stock and therefore are not subject to preclearance and reporting requirements or to the short-term trading prohibition.
Payroll deduction contributions to Mellon Stock are deemed to be done pursuant to an automatic investment plan. They are not subject to preclearance, and reporting requirements or to the short-term trading prohibition.
Movements of balances into or out of Mellon Stock are not subject to preclearance but are deemed to be purchases or sales of Mellon Stock for purposes of the short-term trading prohibition. This means employees are prohibited from increasing their existing account balance allocation to Mellon Stock and then decreasing it within 60 calendar days. Similarly, employees are prohibited from decreasing their existing account balance allocation to Mellon Stock and then increasing it within 60 calendar days. However changes to existing account balance allocations in the 401(k) plan will not be compared to transactions in Mellon securities outside the 401(k) for purposes of the short-term trading prohibition. (Note: This does not apply to members of the Mellon Operating Committee, who must consult with the Legal Department.)
•	Investment and ADM employees ONLY: Any profits realized on short-term trading in Mellon Stock in the 401(k) will not have to be disgorged.

General Standards of Conduct — continued
When You Trade in Mellon Securities – continued
Mellon Employee Stock Options
Receipt or Exercise of an employee stock option from Mellon is exempt from the reporting and preclearance requirements and does not constitute a purchase or sale for the purpose of the 60 calendar day prohibition.
Sales - The sale of the Mellon securities that were received in the exercise of an employee stock option is treated like any other sale under the Policy, regardless of how little time has elapsed between the option exercise and the sale. Thus, such sales are subject to the reporting requirements and are considered sales for purposes of the 60 calendar day prohibition. Insider Risk, Investment and ADM employees must preclear such sales.
NOTE: The exercise of an employee stock option that is part of a “cashless exercise for cash” is exempt from the preclearance and reporting requirements and will not be considered a purchase or sale for purposes of the short term trading prohibition.
Mellon Employee Stock Purchase Plan (ESPP)
Enrollment and Changing Salary Withholding Percentages in the ESPP are exempt from preclearance and reporting requirements and do not constitute a purchase for purposes of the 60 calendar day prohibition.
Selling Shares Held in the ESPP – Employees are not required to preclear or report sales of stock held in the ESPP, including shares acquired upon reinvestment of dividends. However, sale of stock held in the ESPP is considered a sale for purposes of the 60 calendar day prohibition and will be compared to transactions in Mellon securities outside of the ESPP.
Selling Shares Previously Withdrawn - The sale of the Mellon securities that were received as a withdrawal from the ESPP is treated like any other sale under the Policy, regardless of how little time has elapsed between the withdrawal and the sale. Thus, such sales are subject to the reporting requirements and are considered sales for purposes of the 60 calendar day prohibition. Insider Risk, Investment and ADM employees must preclear such sales.
Mellon Restricted Stock
Receipt of an award of Mellon restricted stock is exempt from the reporting and preclearance requirements and does not constitute a purchase or sale for purposes of the 60 calendar day prohibition.
Vesting of an award of Mellon restricted stock is exempt from the preclearance requirement and does not constitute a purchase or sale for purposes of the 60 calendar day prohibition. However, since the shares are no longer restricted after they vest, the Policy requires Insider Risk, Investment and ADM employees to report their holdings of these shares.
Sales – The sale (through Mellon-approved procedures) of a portion of the Mellon stock received in a restricted stock award at the time of vesting in order to pay for tax withholding is exempt from the preclearance requirement, and does not constitute a purchase or sale for purposes of the 60 calendar day prohibition. The number of shares reported pursuant to the preceding paragraph should be the net number remaining after the sale. All other sales of Mellon stock received in a restricted stock award are treated like any other sale under the Policy. Thus, such sales are subject to the reporting requirements and are considered sales for purposes of the 60 calendar day prohibition. Insider Risk, Investment and ADM employees must preclear such sales.

General Standards of Conduct — continued
When You Trade in Non- Mellon Securities
When employees buy or sell securities of issuers with which Mellon does business, or other third-party issuers, liability could result on the part of such employee. Every employee must be sensitive to even the appearance of impropriety in connection with their personal securities transactions, including those owned indirectly. Employees should refer to Mellon’s Code of Conduct that contains restrictions on investments employees make with parties that do business with Mellon. Additional restrictions are listed below.
General Restrictions
•	Excessive Trading – Employees are discouraged from trading at a level that intrudes on their ability to fulfill their job responsibilities.

•	Speculative Trading – Employees are discouraged from the type of trading that could distract them from their job duties. Examples could include short-term trading, trading in naked options or other types of speculative trading.

•	Front Running - Employees are prohibited from “front running,” that is, the purchase or sale of securities for their own or Mellon’s accounts on the basis of their knowledge of Mellon’s trading positions or plans or those of Mellon’s customers.

•	Scalping – Employees are prohibited from “scalping,” that is, the purchase or sale of securities for clients for the purpose of affecting the value of a security owned or to be acquired by the employee or Mellon.

•	Spread Betting – Employees are prohibited from “spread betting” (essentially taking bets on securities pricing to reflect market movements) or similar activities as a mechanism for avoiding the restrictions on personal securities trading arising under the provisions of the Policy. Such transactions themselves constitute transactions in securities for the purposes of the Policy and are subject to all of the provisions applicable to other non-exempted transactions.
Initial Public Offerings
Employees are prohibited from acquiring securities through an allocation by the underwriter of an Initial Public Offering (IPO) without prior approval of the Ethics Office (ADM employees must have prior approval from the IEC). Approval can be given only when the allocation comes through an employee of the issuer who is a direct family relation of the Mellon employee. Approval may not be available to employees of registered broker-dealers due to certain laws and regulations (for example, NASD rules in the US). If you have any questions as to whether a particular offering constitutes an IPO, consult the Ethics Office before placing the trade.

General Standards of Conduct — continued
When You Trade in Non- Mellon Securities — continued
Private Placements
Acquisition – Employees are prohibited from acquiring any security in a private placement unless they obtain prior written approval. The Ethics Office, Compliance Officer and Mellon Senior Management Committee Member (representing the employee’s line of business or department) must all give approval before the investment may proceed. For ADM employees, approval must be given by the IEC. An approval request must be submitted on the “Private Placement: Preliminary Questionnaire” form located at the ethics@mellon Intranet site.
Subsequent Actions – after receipt of the necessary approvals and the acquisition, employees are required to disclose that investment to the Compliance Officer if they participate in any subsequent consideration of credit for the issuer, or of an investment in the issuer for an advised account. The decision to acquire such securities for an advised account will be subject to independent review.
Important information for ADM employees
•	Approval considerations - The IEC will generally not approve an acquisition in which any managed fund or account is authorized to invest within the ADM’s fund complex. The IEC will take into account the specific facts and circumstances of the request prior to reaching a decision on whether to authorize a private placement investment. These factors include, among other things, whether the opportunity is being offered to an individual by virtue of his or her position with Mellon or its affiliates, or his or her relationship to a managed fund or account. ADMs are expected to comply with the IEC’s request for any information and/or documentation necessary to satisfy itself that no actual or potential conflict, or appearance of a conflict, exists between the proposed private placement purchase and the interests of any managed fund or account.

•	Approval to Continue to Hold Existing Investments – Within 90 days of being designated an ADM, employees who have holdings of securities obtained in a private placement must request the written authorization of the IEC to continue holding the security.

Additional Rules for ADM and Investment Employees
Summary of Requirements
It is imperative that Mellon and its affiliates avoid even the appearance of a conflict between the personal securities trading of its employees and its fiduciary duties to investment companies and managed account clients. These requirements apply to accounts owned directly and indirectly. In addition to the General Standards of Conduct, Investment and ADM employees are required to:
•	report securities accounts and holdings, including accounts that hold Proprietary Funds

•	report transactions and update holdings in securities and Proprietary Funds on a quarterly basis

•	obtain preclearance prior to initiating a securities transaction, including Proprietary Funds (unless expressly exempt)

•	avoid short-term trading (this does not apply to short-term transactions in Mellon securities which are prohibited by policy)
Reminders
Proprietary Funds — are included in the requirements
•	A Proprietary Fund is an investment company or collective fund for which a Mellon subsidiary serves as an investment adviser, sub-adviser or principal underwriter (for purposes of this Policy, Money Market Funds are not Proprietary Funds)

•	Indirect interests in Proprietary Funds (such as through a spouse’s 401(k) plan or other retirement plan) are subject to the requirements of this Policy

•	A list of Proprietary Funds is published on the Intranet

•	Employees must not trade in shares of any Proprietary Fund while in possession of material nonpublic information nor may they pass the information along to others who do not need to know the information in order to carry out their job responsibilities with Mellon (refer to the General Standards of Conduct regarding Mellon’s Policy on Material Nonpublic Information for further information)
Investment Clubs
•	Investment clubs are organizations whose members make joint decisions on which securities to buy or sell and securities are generally held in the name of the investment club

•	Prior to participating in an Investment Club, employees are required to obtain written permission from the Preclearance Compliance Officer

•	Employees who receive permission to participate in an investment club are subject to the requirements of this Policy (including the preclearance provisions)
Additional Requirements for ADM employees
•	submit a “Special Purpose ADM Quarterly Securities Report”

•	submit “Contemporaneous Disclosures” prior to making or acting upon a portfolio or managed account recommendation

•	ADMs who are Portfolio Managers are prohibited from buying or selling a security within 7 calendar days before and after their investment company or managed account has effected a transaction in that security (this restriction does not apply to Portfolio Managers of index funds)

•	ADMs who are also MCADMs are required to comply with additional approval and reporting requirements when trading or holding securities of issuers with low common equity market capitalization; this requirement applies to all MCADMs whether they are a Portfolio Manager or a Research Analyst
Your Responsibility – it is an ADMs responsibility to confirm with his or her Preclearance Compliance Officer whether or not he or she is required to comply with the requirements above for Portfolio Managers or MCADMs.
Monitoring for Compliance - The IEC will monitor ADMs’ compliance with all provisions of this Policy.

Additional Rules for ADM and Investment Employees — continued
Report Securities Accounts and Holdings, including those that hold Proprietary Funds
Account Statements and Trade Confirmations - employees are required to instruct their broker, trust account manager or other entity through which they have a securities or Proprietary Fund account to submit routine statements and trade confirmations directly to Mellon. This applies to all accounts owned directly or indirectly and includes any account that has the capability to have reportable securities, including Proprietary Funds, traded within the account. For example, if an account contains only non-proprietary funds or other Exempt Securities, but has the capability to have reportable securities traded in it, the account must be reported and duplicate account statements and trade confirmations must be provided to Mellon.
Initial Holdings Report – within 10 calendar days of being designated an Investment Employee or ADM, employees must file an “Initial Holdings Report”. The report must be an accurate recording of security accounts and individual holdings of securities within the last 45 calendar days of filing the report. Below is a list of required items that must be reported:
•	accounts that may trade securities and/or Proprietary Funds

•	securities and Proprietary Funds held in the above accounts

•	securities and Proprietary Funds held outside of accounts
Exemption from Reporting Accounts and Holdings – employees are not required to report accounts or holdings for certain security types or accounts (this exemption also applies to transaction reporting). Below are the approved exemptions:
•	non-discretionary accounts which are defined as those in which the Ethics Office has deemed to be exempt after a review of the account documents has clearly proven the employee has given total investment discretion to an investment manager and retains no ability to influence specific trades

•	Exempt Securities

•	accounts that can only hold items that are not securities (such as bank deposit accounts)

•	company stock held in a bona fide employee benefit plan of an organization not affiliated with Mellon by an employee of that organization who is a member of the Mellon employee’s immediate family. For example, if an employee’s spouse works for a company unrelated to Mellon, the Mellon employee is not required to report or obtain approval for transactions that his/her spouse makes in the company stock (employer’s securities) so long as they are part of an employee benefit plan. This exemption does not apply to the following:
-	any plan that allows the employee to buy and sell securities other than those of their employer. Such situations would subject the account to all requirements of this Policy.

-	for ADM employees only, the provisions in this Policy regarding “Contemporaneous Disclosures” and the “Special Purpose ADM Quarterly Securities Report”, the company owned stock held within a family member’s employee benefit plan are subject to the requirements to file a “Contemporaneous Disclosure” and to be included on the “Special Purpose ADM Quarterly Securities Report”, as necessary. However the Mellon ADM employee is not required to obtain approval for transactions that his/her family member makes in the company stock (employer’s securities) nor is the family member’s holding of such stock required to be reported on an initial or quarterly holdings report, so long as they are part of an employee benefit plan.

-	Additional Reminders:

Reminder for Proprietary Fund Holdings – employees are reminded that if the non-Mellon employee benefit plan holds Proprietary Funds, these holdings must be reported and are subject to the requirements of this Policy, including the preclearance requirements.

Non-Mellon Company’s Responsibility – with respect to the employer’s own securities, the company has primary responsibility for providing adequate supervision with respect to conflicts of interest and compliance with securities laws regarding trading in its own securities under its own employee benefit plans.

Additional Rules for ADM and Investment Employees — continued
Report Transactions and Update Holdings on a Quarterly Basis
Quarterly Reporting of Holdings and Transactions – within 30 calendar days of the end of a calendar quarter, employees are required to file a report of securities transactions, accounts and holdings. The report must contain the following:
•	securities transactions, including Proprietary Fund transactions, made throughout the quarter

•	current list of securities accounts, including those that hold Proprietary Funds

•	updated listing of securities holdings, including Proprietary Funds, both those held within and outside of accounts

•	acknowledgement of compliance with the Policy
Reminder when updating holdings – employees are required to provide an update to holdings positions for activity that does not require preclearance (such as gifts, inheritances, corporate actions, receipt of dividends, etc). Such actions that cause an adjustment to the holding in a particular security must be reported as soon as reasonably possible, but no less than quarterly. Certain actions, such as gifts and inheritances, have time deadlines to report the activity and to update holdings. See below for specific requirements.
•	Gifts and Inheritances – employees who give (or receive) a gift of securities or receive an inheritance that includes securities (that are not exempt under this policy) must report the activity to Mellon within 10 calendar days. The report must disclose the name of the person receiving (giving) the gift or inheritance, date of the transaction, and name of the broker through which the transaction was effected (if applicable).

•	A Note About Gifts – gifts must be “bona fide”. This means that the gift of securities must be one where the donor does not receive anything of monetary value in return. An employee who purchases a security with the intention of making a gift is subject to the preclearance requirements described in this Policy.
Obtain Preclearance Prior to Initiating a Transaction, including Proprietary Fund Trades
Prior Preclearance Required – employees must not trade a security, including Proprietary Fund trades, without prior written approval from the Preclearance Compliance Officer (verbal approvals are deemed impermissible). Unless expressly exempt, all securities transactions are covered by this preclearance requirement. Preclearance applies to securities, including Proprietary Funds, held in the employee’s name as well as those owned indirectly. The employee will be notified whether or not the request has been approved or denied. If denied, the reason will not be disclosed and employees should not infer from the preclearance response anything regarding the security for which preclearance was requested.
Rules for Preclearance – although requests for preclearance does not obligate an employee to make a trade, preclearance should not be sought for transactions the employee does not intend to make. Employees should not discuss with anyone else, inside or outside Mellon, the response they received to a preclearance request. If the employee is preclearing as an indirect owner of another’s account, the response may be disclosed to the other owner.
Preclearance Window (or Expiration) – preclearance authorization will expire at the end of the second business day after it is received. The day authorization is granted is considered the first business day. Employees who deal in standard orders to trade at certain prices (sometimes called “limit”, “stop-loss”, “good-until-cancelled”, or “standing buy/sell” orders) are cautioned to be aware that transactions receiving preclearance authorization must be executed before the preclearance expires. At the end of the two-day preclearance authorization period, any unexecuted order must be canceled or a new preclearance authorization must be obtained. If the new preclearance request is denied, the order must be cancelled immediately.

Additional Rules for ADM and Investment Employees — continued
Obtain Preclearance Prior to Initiating a Transaction, including Proprietary Fund Trades - continued
Proprietary Funds – the following requirements apply to transactions in Proprietary Funds:
•	Holding Period for Proprietary Funds - employees’ holdings in Proprietary Funds are expected to be long-term investments, rather than the result of trading for short-term profit. Therefore, employees must not purchase and redeem, or redeem and purchase, shares of an individual Proprietary Fund within any 60 calendar day period, unless they have the prior approval of the Preclearance Compliance Officer. Unless the transaction is exempt from preclearance (such as those that are part of an automatic investment plan), employees are expected to comply with this holding period requirement.

•	Mellon 401(k) Plan, Non Self-Directed Accounts – movements of balances into or out of Proprietary Funds are deemed to be purchases or redemptions of those Proprietary Funds for purposes of the holding period requirement but are exempt from the general preclearance requirement. In other words, you do not need to preclear every such movement, but must get prior approval from the Preclearance Compliance Officer if the movement is within 60 calendar days of an opposite transaction in shares of the same fund. In lieu of transaction reporting, employees are deemed to consent to Mellon obtaining transaction information from Plan records. Such movements must be reflected in holdings reports.

•	Mellon 401(k) Plan, Self-Directed Accounts – are treated like any other Proprietary Fund account. This means that the reporting, preclearance and holding period requirements apply.
Exemptions from Requirement to Preclear – preclearance is not required for the following type of transactions:
•	Exempt Securities

•	non-financial commodities (such as agricultural futures, metals, oil, gas, etc.), currency futures, financial futures

•	in approved non-discretionary accounts, which are accounts in which an employee has no direct or indirect influence or control over the investment decision-making process

•	those that are involuntary on the part of an employee (such as stock dividends or sales of fractional shares); however, sales initiated by brokers to satisfy margin calls are not considered involuntary and must be precleared

•	sales of Mellon stock received upon the exercise of an employee stock option if the sale is part of a “netting of shares” or “cashless exercise” administered through the Human Resources Department

•	changes to elections in the Mellon 401(k) plan, including those made for Proprietary Funds

•	enrollment, changes in salary withholding percentages and sales of shares held in the Mellon Employee Stock Purchase Plan (ESPP); sales of shares previously withdrawn from the ESPP do require preclearance

•	movements of balances of Proprietary Funds held within the Mellon 401(k) Plan so long as the movements do not occur within a 60 day period; this exemption does not apply to Proprietary Funds held within a self-directed account established as part of the Mellon 401(k) Plan

•	the receipt of a Mellon Restricted Stock award, the vesting of the award, and the sale (through Mellon-approved procedures) of a portion of the Mellon stock received in the award at the time of vesting to pay tax withholding; this exemption does not apply to subsequent sales of vested shares by the employee

•	those pursuant to the exercise of rights (purchases or sales) issued by an issuer pro rata to all holders of a class of securities, to the extent such rights were acquired from such issuer

•	sales effected pursuant to a bona fide tender offer

•	those effected pursuant to an automatic investment plan, including payroll deduction contributions for Proprietary Funds

Additional Rules for ADM and Investment Employees — continued
Avoid Short-Term Trading
Employees are discouraged from purchasing and selling, or from selling and purchasing, the same (or equivalent) securities within any 60 calendar day period. Transactions that are exempt from preclearance and transactions in Proprietary Funds will not be considered purchases or sales for purposes of profit disgorgement.
Disgorgement – any profits realized on such short-term trades must be disgorged in accordance with procedures established by senior management. Employees should be aware that for purposes of profit disgorgement, trading in derivatives (such as options) is deemed to be trading in the underlying security. (See the Glossary for an explanation of option transactions.) Therefore, certain investment strategies may be difficult to implement without being subject to profit disgorgement. Furthermore, employees should also be aware that profit disgorgement from 60 calendar day trading may be greater than the economic profit or greater than the profit reported for purposes of income tax reporting.
Additional Requirements for ADM Employees
Submit a Special Purpose ADM Quarterly Securities Report
Requirement – ADMs are required to submit quarterly to the Preclearance Compliance Officer the “Special Purpose ADM Quarterly Securities Report”. This report must be submitted within 30 calendar days of each quarter end and includes information on securities and/or transactions owned directly or indirectly.
The report must contain information on:
•	securities owned at any time during the quarter which were either recommended for a transaction or in a portfolio managed by the ADM during the quarter

•	holdings or transactions in private placements

•	holdings in securities with a market capitalization that was equal to or less than:
-	in the US, $250 million

-	in the UK, £150 million

-	in Japan, ¥20 billion

-	in Brazil, R$10 million
A form for completing this report can be obtained from the Preclearance Compliance Officer or from the ethics@mellon website on Mellon’s intranet.
Exemption – ADMs need not report any security that is defined as an Exempt Security or is otherwise expressly exempt from preclearance.
Submit Contemporaneous Disclosures
Requirement – prior to making or acting upon a portfolio recommendation in a security owned directly or indirectly by the ADM, written authorization must be obtained – referred to as “contemporaneous disclosure”. This disclosure applies to “hold” recommendations as well as buy or sell recommendations. The purpose of disclosure is to confirm that the portfolio recommendation or transaction is not for the purpose of affecting the value of a personal securities holding. “Contemporaneous Disclosure” forms can be obtained from the Preclearance Compliance Officer or from the ethics@mellon website on Mellon’s intranet.
Exempt ADMs – ADMs who are index fund managers and have no investment discretion in replicating an index model or clone portfolio do not need to comply with the disclosure requirement. This exemption does not apply in the following circumstances:
•	if the ADM recommends a security which is not in the clone or model portfolio or recommends a model or clone security in a different percentage than model or clone amounts
•	when the ADM recommends individual securities to clients, even if Mellon shares control of the investment process with other parties

Additional Rules for ADM and Investment Employees — continued
Additional Requirements for ADM Employees — continued
Submit Contemporaneous Disclosures — continued
Fiduciary Duty to Client is Paramount – under no circumstances should a portfolio recommendation or transaction be affected by its impact on personal securities holdings or by the requirement for contemporaneous disclosure. The ADM’s fiduciary duty to make portfolio recommendations and trades solely in the best interest of the client must always take precedence.
Approval – prior to the first such portfolio recommendation or transaction in a particular security in a calendar month, approval must be obtained from the ADM’s Chief Investment Officer (CIO) or Chief Executive Officer (CEO) or their designee. Disclosure forms for subsequent transactions in the same security are not required for the remainder of the calendar month so long as purchases (or sales) in all portfolios do not exceed the maximum number of shares, options, or bonds disclosed on the disclosure form. If the ADM seeks to effect a transaction or makes a recommendation in a direction opposite to the most recent disclosure form, a new disclosure form must be completed prior to the transaction or recommendation.
Exemptions – certain securities holdings are exempt from this requirement. They are:
•	Exempt Securities

•	held in approved non-discretionary accounts, which are accounts that an employee has no direct or indirect influence or control over the investment decision-making process

•	holdings of debt securities which do not have a conversion feature and are rated investment grade or better by a nationally recognized statistical rating organization or unrated but of comparable quality

•	holdings of equity securities of the following:
-	in the US, the top 200 issuers on the Russell list and other companies with a market capitalization of $20 billion or higher

-	in the UK, the top 100 companies on the FTSE All Share Index and other companies with a market capitalization of £10 billion or higher

-	in Japan, the top 100 companies of the TOPIX and other companies with a market capitalization of ¥2 trillion

-	in Brazil, companies on the IBr-X and other companies with a market capitalization of R$200 million
Restrictions for ADMs who are Portfolio Managers (“7 Day Blackout Period”)
Prohibition – it is impermissible for an ADM who is designated as a Portfolio Manager to buy or sell a security (owned directly or indirectly) within 7 calendar days before and after the Portfolio Manager’s investment company or managed account has effected a transaction in that security (the “7 Day Blackout Period”).
Disgorgement Required - if a Portfolio Manager initiates a transaction within the 7 Day Blackout Period, in addition to being subject to sanctions for violating the Policy, profits from the transaction must be disgorged. The procedures for disgorging profits are established by the IEC. The IEC has determined that the following transactions will not be subject to this disgorgement requirement:
•	in the US, any transaction of $10,000 or 100 shares (whichever is greater) for companies on the Russell 500 List or any other company with a market capitalization of $5 billion or higher

•	in the UK, any transaction of £6 thousand or 100 shares (whichever is greater) for companies on the FTSE 100 All Share Index or any other company with a market capitalization of £3 billion or higher

•	in Japan, any transaction of ¥1 million of companies on the TOPIX 100 or any other company with a market capitalization of ¥500 billion or higher

•	in Brazil, any transaction of R$30,000 of companies on the IBr-X or any other company with a market capitalization of R$200 million or higher
Exemption – Portfolio Managers who manage index funds which exactly replicate a clone or model are exempt from the 7 Day Blackout Period.

Additional Rules for ADM and Investment Employees — continued
Additional Requirements for ADM Employees — continued
Requirements for ADMs who are MCADMs (Transactions and Holdings in Micro-Cap Securities)
When a MCADM personally trades (either directly or indirectly) securities with certain market capitalizations, additional approvals are required. The market capitalization thresholds and required approvals are listed below.
Approvals:
Threshold 1 – without the prior written approval of the IEC, MCADMS may not trade the securities of companies with the following market capitalization:
•	in the US, $100 million or less

•	in the UK, £60 million or less

•	in Japan, ¥10 billion or less

•	in Brazil, R$3 million or less
Threshold 2 – without the prior written approval of the immediate supervisor and the CIO, MCADMs may not trade the securities of companies with the following market capitalization:
•	in the US, more than $100 million but less than or equal to $250 million

•	in the UK, more than £60 million but less than or equal to £150 million

•	in Japan, more than ¥10 billion but less than or equal to ¥20 billion

•	in Brazil, more than R$3 million but less than or equal to R$10 million
Exemption – transactions that are involuntarily acquired, such as through inheritance, gift or spin-off, are exempt from these restrictions, however, they must be disclosed in a memo to the Preclearance Compliance Officer within 10 calendar days of the involuntary acquisition.
Requirement for newly designated MCADMs – to continue holding securities with a certain market capitalization threshold, MCADMs must obtain the approval of the CIO or CEO and provide a copy of the approval to the Preclearance Compliance Officer. The thresholds for the market capitalization in various jurisdictions are:
•	in the US, equal to or less than $250 million

•	in the UK, equal to or less than £150 million

•	in Japan, equal to or less than ¥20 billion

•	in Brazil, equal to or less than R$10 million

Additional Rules for Insider Risk Employees
Summary of Requirements
In addition to the General Standards of Conduct, Insider Risk Employees are required to:
•	report securities accounts, holdings and transactions

•	update securities holdings, and

•	obtain preclearance prior to initiating a securities transaction
These requirements apply to accounts owned directly and indirectly.
Caution regarding Investment Clubs – investment clubs are organizations where investor members make joint decisions on which securities to buy or sell. The securities are generally held in the name of the investment club. Since each member of the investment club participates in the investment decision making process, each employee belonging to such a club must first obtain written, documented approval from the Preclearance Compliance Officer before participating in any investment club. If approval is given, the employee must comply with all of the reporting requirements and must preclear the securities transactions of the club.
Credit or Advisory Relationship – If an employee is involved in a credit decision (granting, renewing, modifying or denying) or acting as an adviser to a company with respect to the company’s own securities, he or she may not buy, hold or trade securities of that company without the prior permission of the Ethics Office. In addition, lending employees who have assigned responsibilities in a specific industry group are not permitted to trade securities in that industry. This prohibition does not apply to transactions in open-end mutual funds.
Report Securities Accounts, Holdings and Transactions
Initial Holdings – within 10 calendar days of being designated an Insider Risk Employee the following must be reported:
•	a listing of all accounts that may trade securities

•	a listing of all securities held in the above accounts (other than those identified as Exempt Securities in the Glossary or those otherwise exempt from preclearance as defined by this Policy)

•	a listing of all securities held outside of accounts
Employees must report accounts that do not hold reportable securities, but have the capability of holding such securities (for example, a brokerage account that holds only mutual funds but can hold other types of securities).
The Initial Holdings Report must be an accurate recording of security positions within the last 45 calendar days of being designated an Insider Risk Employee.
On-going Reporting of Holdings and Transactions – routine reports of securities held in an account and those held outside of an account are required to be provided to Mellon. Specifically:
•	For securities held in an account (such as a broker, trust account manager or other entity maintaining a securities trading account), trade confirmations and statements relating to each account held directly or indirectly must be sent to Mellon. Employees must report all securities accounts that can hold a security that is covered by this Policy, regardless of what, if any, securities are held in the account. For example, even if an account contains only mutual funds or Exempt Securities as that term is defined by the Policy, but the account has the capability to have reportable securities traded in it, the account must be reported and duplicate account statements and trade confirmations must be sent to Mellon

•	For securities held outside of an account (such as those held directly with an issuer or maintained in paper certificate form), employees must comply with Mellon’s request to confirm transactions and holdings.

Additional Rules for Insider Risk Employees — continued
Report Securities Accounts, Holdings and Transactions — continued
Exemption from Reporting Holdings and Transactions – employees are not required to report holdings or transactions for the following:
•	in a non-discretionary account, defined as one in which the Ethics Office has deemed to be exempt after a review of the account documents has clearly proven the employee has given total investment discretion to an investment manager and retains no ability to influence specific trades

•	Exempt Securities

•	any transaction that is exempt from preclearance

•	in accounts that can only hold items that are not securities (such as bank deposit accounts)

•	company stock held in a bona fide employee benefit plan of an organization not affiliated with Mellon by an employee of that organization who is a member of the Mellon employee’s immediate family. This exemption does not apply to any such plan that allows the employee to buy and sell securities other than those of their employer. Such situations would subject the holding to the preclearance and reporting provisions.
-	NOTE: If an employee’s family member is employed at a non-Mellon company, the Mellon employee is not required to report or obtain approval for transactions in the employer’s securities so long as they are conducted by and through the family member’s employee benefit plan. In such situations, the family member’s employer has primary responsibility for providing adequate supervision with respect to conflicts of interest and compliance with securities laws regarding trading in its own securities under its own employee benefit plans.
Update Securities Holdings
Periodically, but no less than annually, employees must submit a statement of holdings, including accounts, and acknowledge compliance with the Policy. The information must be current within 45 calendar days of the date the statement is submitted. Employees are required to update holdings positions for actions that do not require preclearance (such as gifts, inheritances, corporate actions, receipt of dividends etc.). Such actions that cause an adjustment to the holding in a particular security must be reported as soon as reasonable.
Certain actions, such as gifts and inheritances, have time deadlines to report the activity and to update holdings. See below for specific requirements:
•	Gifts and Inheritances – employees who give (or receive) a gift of securities or receive an inheritance that includes securities (that are not Exempt under this Policy) must report the activity to Mellon within 10 calendar days. The report must disclose the name of the person receiving (giving) the gift or inheritance, date of the transaction, and name of the broker through which the transaction was effected (if applicable).

•	A Note About Gifts – gifts must be “bona fide”. This means that the gift of securities must be one where the donor does not receive anything of monetary value in return. An employee who purchases a security with the intention of making a gift is subject to the preclearance requirements described in this Policy.

Additional Rules for Insider Risk Employees — continued
Obtain Preclearance Prior to Initiating a Securities Transaction Prior Preclearance Required – employees must not trade a security without prior, written approval from the Preclearance Compliance Officer (verbal approvals are deemed impermissible). Unless expressly exempt, all securities transactions are covered by this preclearance requirement. Preclearance applies to securities held in the employee’s name as well as those owned indirectly. The employee will be notified whether or not the request has been approved or denied. If denied, the reason will not be disclosed and employees should not infer from the preclearance response anything regarding the security for which preclearance was requested.
Rules for Preclearance – although requests for preclearance do not obligate an employee to make a trade, preclearance should not be sought for transactions the employee does not intend to make. Employees should not discuss with anyone else, inside or outside Mellon, the response they received to a preclearance request. If the employee is preclearing as an indirect owner of another’s account, the response may be disclosed to the other owner.
Preclearance Window (or Expiration) – preclearance authorization will expire at the end of the third business day after it is received. The day authorization is granted is considered the first business day. Employees who deal in standard orders to trade at certain prices (sometimes called “limit”, “stop-loss”, “good-until-cancelled”, or “standing buy/sell” orders) are cautioned to be aware that transactions receiving preclearance authorization must be executed before the preclearance expires. At the end of the three-day preclearance authorization period, any unexecuted order must be canceled or a new preclearance authorization must be obtained. If the new preclearance request is denied, the order must be cancelled immediately.
Exemptions from Requirement to Preclear – preclearance is not required for the following type of transactions:
•	Exempt Securities

•	open-end and closed-end investment companies (i.e., mutual funds and variable capital companies), regardless of whether they are Proprietary Funds, index funds or exchange traded funds

•	municipal bonds

•	non-financial commodities (such as agricultural futures, metals, oil, gas, etc.), currency futures, financial futures

•	in approved non-discretionary accounts, which are accounts in which an employee has no direct or indirect influence or control over the investment decision-making process

•	those that are involuntary on the part of an employee (such as stock dividends or sales of fractional shares); however, sales initiated by brokers to satisfy margin calls are not considered involuntary and must be precleared

•	sales of Mellon stock received upon the exercise of an employee stock option if the sale is part of a “netting of shares” or “cashless exercise” administered through the Human Resources Department

•	changes to elections in the Mellon 401(k) plan

•	enrollment, changes in salary withholding percentages and sales of shares held in the Mellon Employee Stock Purchase Plan (ESPP); sales of shares previously withdrawn from the ESPP do require preclearance

•	the receipt of a Mellon Restricted Stock award, the vesting of the award, and the sale (through Mellon-approved procedures) of a portion of the Mellon stock received in the award at the time of vesting to pay tax withholding; this exemption does not apply to subsequent sales of vested shares by the employee

•	those pursuant to the exercise of rights (purchases or sales) issued by an issuer pro rata to all holders of a class of securities, to the extent such rights were acquired from such issuer

•	sales effected pursuant to a bona fide tender offer

•	those effected pursuant to an automatic investment plan

Additional Rules for Other Employees
In addition to the General Standards of Conduct, Other Employees are required to follow the procedures described below.
Dealing in Mellon securities (outside of Mellon employee benefit programs) Within 10 calendar days of a transaction in Mellon securities (purchase or sell), employees must report the transaction in writing to the Ethics Office or the Compliance Officer. Purchases and sales include optional cash purchases under Mellon’s Dividend Reinvestment and Common Stock Purchase Plan. Other Employees who are required to report securities holdings and transactions as described below, and are already providing copies of their securities accounts statements and transactions which include transactions in Mellon securities, do not need to provide a copy of transactions in Mellon securities.
Credit or Advisory Relationship
If an employee is involved in a credit decision (granting, renewing, modifying or denying) or acting as an adviser to a company with respect to the company’s own securities, he or she may not buy, hold or trade securities of that company without the prior permission of the Ethics Office. In addition, lending employees who have assigned responsibilities in a specific industry group are not permitted to trade securities in that industry. This prohibition does not apply to transactions in open-end mutual funds.
Reporting Securities Holdings and Transactions
Reporting Holdings and Transactions – there are certain Other Employees who must report their securities accounts (such as broker accounts), holdings in securities (both within and outside of accounts) and their transactions in securities. Typically this will apply to employees who are subject to certain laws and regulations (such as employees who are registered representatives of a NASD supervised broker dealer).
To determine whether or not these reporting requirements apply to you, contact the Ethics Office or your Compliance Officer.
How to Report – instruct the broker, trust account manager or other entity through which you have a securities trading account to send copies of all trade confirmations and statements relating to each account of which they are an owner (direct or indirect) to Mellon. For securities held outside of an account (such as those held directly with an issuer or maintained in paper certificate form), employees must comply with Mellon’s request to confirm transactions and holdings. Employees subject to the reporting requirements are also required to comply with periodic reporting requests.

Supplemental Information
Employees’ Financial Information
The Ethics Office and/or Preclearance Compliance Officers will use their best efforts to assure that requests for preclearance, personal securities transaction reports and reports of securities holdings are treated as “Personal and Confidential.” However, Mellon is required by law to review, retain and, in certain circumstances, disclose such documents. Therefore, such documents will be available for inspection by appropriate regulatory agencies and by other parties within and outside Mellon as are necessary to evaluate compliance with or sanctions under the Policy or other requirements applicable to Mellon.
Note for Investment and ADM employees only: Employees should also be aware that documents are also available for inspection by the boards of directors, trustees or managing general partners of any Mellon entity regulated by certain investment company laws.
Restricted List
Preclearance Compliance Officers will maintain a list (the “Restricted List”) of companies whose securities are deemed appropriate for implementation of trading restrictions for employees in their line of business or firm. The Restricted List will not be distributed outside of the Compliance Office or the Ethics Office. From time to time, such trading restrictions may be appropriate to protect Mellon and its employees from potential violations, or the appearance of violations, of securities laws. The inclusion of a company on the Restricted List provides no indication of the advisability of an investment in the company’s securities or the existence of material nonpublic information on the company. Nevertheless, the contents of the Restricted List will be treated as confidential information to avoid unwarranted inferences. The Preclearance Compliance Officer will retain copies of Restricted Lists for six years.
Standards For Preclearance of De Minimis Transactions (applicable for firms or lines of business who administer compliance for Investment or ADM Employees)
ADM and Investment Employees will generally not be given clearance to execute a transaction in any security that is on the Restricted List maintained by the Preclearance Compliance Officer, or for which there is a pending buy or sell order for an affiliated account (other than an index fund). In certain circumstances, the Preclearance Compliance Officer may approve certain de minimus transactions even when the firm is trading such securities. However, de minimis transactions require preclearance approval.
Restrictions and Conditions – the following restrictions or conditions are imposed upon these standards:
•	employee preclearance is required prior to executing the transaction

•	if the transaction is a 60 day trade, profit disgorgement will not be waived

•	Preclearance Compliance Officers are limited to applying this de minimis standard to only two trades in the securities of any one issuer in any calendar month

•	employees must cooperate with the Preclearance Compliance Officer’s request to document market capitalization amounts

Supplemental Information — continued
Standards For Preclearance of De Minimis Transactions (applicable for firms or lines of business who administer compliance for Investment or ADM Employees) — continued
Transaction Limits – the following transaction limits are available for this exception:
Investment Employees
In the US,
•	transactions up to $50,000 for companies on the Russell 200 List or other companies with a market capitalization of $20 billion or higher

•	transactions of 100 shares or $10,000 (whichever is greater) for companies ranked 201 to 500 on the Russell List or other companies with a market capitalization of $5 billion or higher
In the UK,
•	transactions up to £30,000 for companies ranked in the top 100 of the FTSE All Share Index or other companies with a market capitalization of £10 billion or higher

•	transaction of 100 shares or £6 thousand (whichever is greater) for companies ranked 101 to 250 on the FTSE All Share Index or other companies with a market capitalization of £3 billion or higher
In Japan,
•	transactions up to ¥5 million for companies ranked in the top 100 of the TOPIX or other companies with a market capitalization of ¥2 trillion or higher

•	transactions of up to ¥1 million of securities for companies ranked 100 to 250 on the TOPIX or other companies with a market capitalization of ¥500 billion or higher
In Brazil,
•	transactions up to R$100,000 securities for companies listed on the IBr-X 50 or other companies with a market capitalization of R$500 million or higher

•	transactions up to R$30,000 of securities of companies listed on the IBr-X or other companies with a market capitalization of R$200 million or higher
ADM Employees
•	in the US, transactions up to $10,000 or 100 shares (whichever is greater) of companies in the top 500 of the Russell List or other companies with a market capitalization of $5 billion or higher

•	in the UK, transactions up to £6 thousand or 100 shares (whichever is greater) of companies in the top 100 of the FTSE All Share Index or other companies with a market capitalization of £3 billion or higher

•	in Japan, transactions up to ¥1million for companies ranked in the top 100 of the TOPIX or other companies with a market capitalization of ¥500 billion or higher

•	in Brazil, transactions up to R$30,000 of companies that belong to the IBr-X or other companies with a market capitalization of R$200 million or higher

NOTE: Some ADMs who are also Portfolio Managers may not be eligible for this de minimus exemption. Questions should be directed to the Preclearance Compliance Officer or the Ethics Office.

Glossary Definitions
•	access decision maker - A person designated as such by the Investment Ethics Council. Generally, this will be Portfolio Managers and Research Analysts who make recommendations or decisions regarding the purchase or sale of equity, convertible debt, and non-investment grade debt securities for investment companies and other managed accounts.

•	approval – written consent or written notice of non-objection.

•	automatic investment plan – a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. Applications to specific situations are as follows:
Dividend Reinvestment Plans (“DRIPs”) – the automatic investment of dividends under a DRIP is deemed to be pursuant to an automatic investment plan. Optional cash purchases (that is, the right to buy additional shares through the DRIP) are not deemed to be pursuant to an automatic investment plan unless they are by payroll deduction, automatic drafting to a checking account or other means specifically included in this definition.
Payroll deductions – deductions from payroll (Mellon or otherwise) directly into an investment account are deemed to be done pursuant to an automatic investment plan. This would include payroll deductions for contributions to 401(k) plans and other employee benefit plans.
Bank Account Drafts or Deposits – automatic drafts from a checking or savings account directly to an investment account or automatic deposits directly from an investment account into a checking or savings account, are deemed to be made pursuant to an automatic investment plan, provided that, in either case:
•	there is documentation with the investment account indicating specific trades are to be executed according to an express schedule, rather than at the direction of the account party, and

•	at least two drafts or deposits are executed according to the schedule.
Automatic mutual fund exchange programs – automatic exchanges of a fixed dollar amount out of one mutual fund to purchase shares of another mutual fund are deemed to be made pursuant to an automatic investment plan.
Automatic mutual fund withdrawal programs – automatic withdrawals of a fixed dollar amount out of a mutual fund are deemed to be made pursuant to an automatic investment plan.
Asset-allocation accounts – asset allocation accounts are investment accounts in which the investor chooses among predetermined asset-allocation models consisting of percentages of a portfolio allocated to fund categories (such as large-cap, mid-cap and small-cap equity funds, tax-free bond funds, international funds, etc). Once a model is chosen, new money is automatically invested according to the model, and the portfolio is automatically rebalanced periodically to keep it in line with the model. For purposes of this Policy, both the investment of new money into, and periodic rebalancings within, an asset-allocation account are deemed to be done pursuant to an automatic investment plan. An Investment Advisory Service account at Mellon Private Wealth Advisers is an asset-allocation account. Brokerage accounts, in which the investor has the continuing ability to direct transactions in specific securities or funds, are not asset-allocation accounts.
College and Medical Care Savings Plans – many jurisdictions have college savings plans (for example, in the US these plans are referred to as “529” plans) or medical savings account plans that provide a tax-advantaged means of investing for future college expenses or paying for medical expenses. These plans vary and the features of the specific plan must be analyzed to determine if it qualifies as an automatic investment plan. For example, these plans could qualify as an automatic investment plan if they meet the requirements of an asset-allocation account, bank account draft or a payroll deduction (see above).

Glossary Definitions — continued
•	cashless exercise for cash – as part of Mellon’s employee stock option program, employees can choose to “buy” shares of Mellon stock at the exercise price and then immediately sell them at fair market value for cash. The employee ends up with cash and does not become a shareholder of Mellon stock associated with the option exercise.

•	Compliance Officer – any individual whose primary job duties include responsibility for ensuring that all applicable laws, regulations, policies, procedures, and Code of Conduct are followed. For purposes of this Policy, the term “compliance officer” and “preclearance compliance officer” are used interchangeably.

•	direct family relation – for purposes of this Policy, this means a member of an employee’s immediate family as defined by “indirect ownership, family members” in this Glossary.

•	employee - an individual employed by Mellon Financial Corporation or its more-than-50%-owned direct or indirect subsidiaries; includes all full-time, part-time, benefited and non-benefited, exempt and non-exempt employees in all world-wide locations; generally, for purposes of the Policy, does not include consultants and contract or temporary employees.

•	Ethics Office – the group within the Corporate Risk Management & Compliance Department of Mellon that is responsible for administering the ethics program at Mellon.

•	Exempt Securities - defined as:
-	direct obligations of the sovereign governments of the United States (US employees only), United Kingdom (UK employees only) and Japan (Japan employees only). Obligations of other instrumentalities of the US, UK and Japanese governments or quasi-government agencies are not exempt.

-	commercial paper

-	high-quality, short-term debt instruments having a maturity of less than 366 days at issuance and rated in one of the two highest rating categories by a nationally recognized statistical rating organization or which is unrated but of comparable quality

-	bankers’ acceptances

-	bank certificates of deposit and time deposits

-	repurchase agreements

-	securities issued by open-end investment companies (i.e., mutual funds and variable capital companies) that are not Proprietary Funds or exchange-traded funds (ETFs)

-	shares of money market funds (regardless of affiliation with Mellon)

-	fixed annuities (note that variable annuities are not exempt)

-	shares of unit trusts (provided they are invested exclusively in funds that are not Proprietary Funds)

Note: The following are not Exempt Securities (whether proprietary or not):
◆ shares of hedge funds

◆ shares of closed-end funds

◆ shares of ETFs

◆ shares of funds not registered in the US (for US employees only)
•	General Counsel - General Counsel of Mellon or any person to whom relevant authority is delegated by the General Counsel.
• index fund — an investment company or managed portfolio (including indexed accounts and model-driven accounts) that contain securities of an index in proportions designed to replicate the performance of an independently maintained index or that are based on computer models using prescribed objective criteria to transform an independently maintained index. In order to qualify as an “index fund” for purposes of this policy, the fund must not involve a significant amount of investment discretion by portfolio managers managing the accounts.

Glossary Definitions — continued
•	indirect ownership – The securities laws of most jurisdictions attribute ownership of securities to someone in certain circumstances, even though the securities are not held in that person’s name. For example, US federal securities laws contain a concept of “beneficial ownership”, and UK securities laws contain a concept of securities held by “associates” (this term includes business or domestic relationships giving rise to a “community of interest”). The definition of “indirect ownership” that follows is used to determine whether securities held other than in your name are subject to the preclearance and other provisions of the Policy. It was designed to be consistent with various securities laws; however, there can be no assurance that attempted adherence to this definition will provide a defense under any particular law. Moreover, a determination of indirect ownership requires a detailed analysis of personal and/or financial circumstances that are subject to change. It is the responsibility of each employee to apply the definition below to his/her own circumstances. If the employee determines that he/she is not an indirect owner of an account and the Ethics Office or Compliance Officer becomes aware of the account, the employee will be responsible for justifying his/her determination. Any such determination should be based upon objective evidence (such as written documents), rather than subjective or intangible factors.
General Standard – generally, you are the indirect owner of securities (and preclearance and other provisions of the Policy will therefore apply to those securities) if, through any contract, arrangement, understanding, relationship or otherwise, you have the opportunity, directly or indirectly, to share at any time in any profit derived from a transaction in them (a “pecuniary interest”). The following is guidance on the application of this definition to some common situations.
Family Members – you are presumed to be an indirect owner of securities held by members of your immediate family who share the same household with you. “Immediate family” means your spouse, your children (including stepchildren, foster children, sons-in-law and daughters-in-law), your grandchildren, your parents (including stepparents, mothers-in-law and fathers-in-law), your grandparents and your siblings (including brothers-in-law, sisters-in- law and step brothers and sisters) and includes adoptive relationships. This presumption of ownership may be rebutted, but it will be difficult to do so if, with respect to the other person, you commingle any assets or share any expenses, you provide or receive any financial support, you influence investment decisions, you include them as a dependent for tax purposes or as a beneficiary under an employee benefit plan, or you are in any way financially codependent. Any attempt to disclaim indirect ownership with respect to family members who share your household must be based upon countervailing facts that you can prove in writing.
Partnerships – if you are a general partner in a general or limited partnership, you are deemed to own your proportionate share of the securities owned by the partnership. Your “proportionate share” is the greater of your share of profits or your share of capital, as evidenced by the partnership agreement. Limited partners are not deemed to be owners of partnership securities absent unusual circumstances, such as influence over investment decisions.
Shareholders of Corporations – you are not deemed to own the securities held by a corporation in which you are a shareholder unless you are a controlling shareholder or you have or share investment control over the corporation’s portfolio.

Glossary Definitions — continued
•	indirect ownership – continued
Trusts – generally, parties to a trust will be deemed indirect owners of securities in the trust only if they have both a pecuniary interest in the trust and investment control over the trust. “Investment control” is the power to direct the disposition of the securities in the trust. Specific applications are as follows:

Trustees: A trustee is deemed to have investment control over the trust unless there are at least three trustees and a majority is required for action. A trustee has a pecuniary interest in the trust if (i) the trustee is also a trust beneficiary, (ii) an immediate family member of the trustee (whether or not they share the same household) is a beneficiary, or (iii) the trustee receives certain types of performance-based fees.
Settlors: If you are the settlor of a trust (that is, the person who puts the assets into the trust), you are an indirect owner of the trust’s assets if you have a pecuniary interest in the trust and you have or share investment control over the trust. You are deemed to have a pecuniary interest in the trust if you have the power to revoke the trust without anyone else’s consent or if members of your immediate family who share your household are beneficiaries of the trust.
Beneficiaries: If you or a member of your immediate family who shares your household is a beneficiary of a trust, you are deemed to have a pecuniary interest in the trust and will therefore be deemed an indirect owner of the trust’s assets if you have or share investment control over the trust.
Remainder Interests – remainder interests are those that do not take effect until after some event that is beyond your control, such as the death of another person. Remainder interests are typically created by wills or trust instruments. You are not deemed to be an indirect owner of securities in which you only have a remainder interest provided you have no power, directly or indirectly, to exercise or share investment control or any other interest.
Derivative Securities – you are the indirect owner of any security you have the right to acquire through the exercise or conversion of any option, warrant, convertible security or other derivative security, whether or not presently exercisable.
•	initial public offering (IPO) - the first offering of a company’s securities to the public through an allocation by the underwriter.

•	investment company — a company that issues securities that represent an undivided interest in the net assets held by the company. Mutual funds are open-end investment companies that issue and sell redeemable securities representing an undivided interest in the net assets of the company.

•	Investment Ethics Council — Council that has oversight responsibility for issues related to personal securities trading and investment activity by Access Decision Makers. The Council is composed of investment, legal, risk management, compliance and ethics management representatives of Mellon and its affiliates. The members of the Investment Ethics Council are determined by the Corporate Ethics Officer.

•	Manager of the Ethics Office – individual appointed by the Corporate Ethics Officer to manage the Ethics Office.

•	Mellon - Mellon Financial Corporation.

•	Mellon 401(k) Plan, Non Self-Directed Accounts – the portion of your Mellon 401(k) balance invested in the Basic Funds and Mellon Stock.

•	Mellon 401(k) Plan, Self-Directed Accounts – an account established as part of your Mellon 401(k) plan that offers employees the opportunity to build and manage their own investment portfolio through the purchase and sale of a broad variety of mutual funds, including both Proprietary and non-Proprietary Funds.

Glossary Definitions — continued
•	Micro-cap ADMs - a subset of Access Decision Makers who make recommendations or decisions regarding the purchase or sale of any security of an issuer with a low common equity market capitalization. Market capitalizations thresholds are established within each country where an ADM resides. See further details under “Classification of Employees” in this Policy.

•	money market fund - a mutual fund that invests in short-term debt instruments. The fund’s objective is to earn income for shareholders while maintaining a net asset value of $1 per share.

•	naked option - An option position where the buyer or seller has no underlying security position.

•	non-discretionary account - an account for which the employee has no direct or indirect control over the investment decision making process. Non-discretionary accounts may be exempted from preclearance and reporting procedures only if the Ethics Office, after a thorough review, is satisfied that the account is truly non-discretionary to the employee (that is, the employee has given total investment discretion to an investment manager and retains no ability to influence specific trades). Standard broker accounts generally are not deemed to be non-discretionary to the employee, even if the broker is given some discretion to make investment decisions.

•	option — a security which gives the investor the right, but not the obligation, to buy or sell a specific security at a specified price within a specified time frame. For purposes of compliance with the Policy, any Mellon employee who buys/sells an option, is deemed to have purchased/sold the underlying security when the option was purchased/sold. Four combinations are possible as described below.
Call Options
-	If a Mellon employee buys a call option, the employee is considered to have purchased the underlying security on the date the option was purchased.

-	If a Mellon employee sells a call option, the employee is considered to have sold the underlying security on the date the option was sold.
Put Options
-	If a Mellon employee buys a put option, the employee is considered to have sold the underlying security on the date the option was purchased.

-	If a Mellon employee sells a put option, the employee is considered to have bought the underlying security on the date the option was sold.
Below is a table illustrating the above:

Transaction Type
Option Type	Buy	Sale
Put	Sale of Underlying Security	Purchase of Underlying Security
Call	Purchase of Underlying Security	Sale of Underlying Security
•	Preclearance Compliance Officer — a person designated by the Ethics Office and/or the Investment Ethics Council to administer, among other things, employees’ preclearance requests for a specific business unit (for purposes of this Policy, the term “compliance officer” and “preclearance compliance officer” are used interchangeably).

•	private placement — an offering of securities that is exempt from registration under various laws and rules, such as the Securities Act of 1933 in the US and the Listing Rules in the UK. Such offerings are exempt from registration because they do not constitute a public offering. Private placements can include limited partnerships. Private placements include certain co- operative investments in real estate, co-mingled investment vehicles such as hedge funds, and investments in family owned businesses. For the purpose of the Policy, time-shares and cooperative investments in real estate used as a primary or secondary residence are not considered to be private placements.

Glossary Definitions — continued
•	Proprietary Fund – An investment company or collective fund for which a Mellon subsidiary serves as an investment adviser, sub-adviser or principal underwriter. From time-to-time, Mellon will publish a list of the Proprietary Funds. Employees should rely on the latest version of this list rather than attempt to determine for themselves the identity of the Proprietary Funds.

•	security – any investment that represents an ownership stake or debt stake in a company, partnership, governmental unit, business or other enterprise. It includes stocks, bonds, notes, evidences of indebtedness, certificates of participation in any profit-sharing agreement, collateral trust certificates and certificates of deposit for securities. It also includes many types of puts, calls, straddles and options on any security or group of securities; fractional undivided interests in oil, gas, or other mineral rights; and investment contracts, variable life insurance policies and variable annuities whose cash values or benefits are tied to the performance of an investment account. It does not include currencies. Unless expressly exempt, all securities transactions are covered under the provisions of the Policy (see definition of Exempt Securities).

•	securities fire wall — procedures designed to restrict the flow of information within Mellon from units or individuals who are likely to receive material nonpublic information to units or individuals who trade in securities or provide investment advice.

•	Senior Management Committee — the Senior Management Committee of Mellon Financial Corporation.

•	short sale — the sale of a security that is not owned by the seller at the time of the trade.
•	tender offer – an offer to purchase some or all shareholders’ shares in a corporation. The price offered is usually at a premium to the market price.